QuickLinks -- Click here to rapidly navigate through this document

Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

        We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement (Form S-3 No. 333-106071) and related Prospectus of First Data Corporation, for the registration of up to $1,800,000,000 in debt securities, preferred stock and/or common stock and in the Registration Statement on Form S-3 (Registration No. 333-56748) and related Prospectus of First Data Corporation and to the incorporation by reference therein of our report dated January 22, 2003 (except for Note 18, as to which the date is March 11, 2003) with respect to the consolidated financial statements and schedule of First Data Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Denver, Colorado
July 15, 2003

QuickLinks

CONSENT OF INDEPENDENT AUDITORS